UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2016

Chevron Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-00368	94-0890210

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6001 Bollinger Canyon Road, San Ramon, CA		94583

(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (925) 842-1000

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On August 9, 2016, Chevron Corporation (“Chevron”) issued a press release announcing that, on August 8, 2016, the Board of Directors (the “Board”) elected Dambisa Moyo to the Board, effective October 11, 2016, and Wanda M. Austin to the Board, effective December 1, 2016. Dr. Moyo will serve on the Audit Committee of the Board, and Dr. Austin will serve on the Board Nominating and Governance Committee and the Public Policy Committee of the Board.
On August 8, 2016, the Board also approved, to be granted on the respective effective dates of Dr. Moyo’s and Dr. Austin’s election to the Board, a prorated grant to each of Dr. Moyo and Dr. Austin of the annual restricted stock unit award granted to non-employee Directors under the Chevron Non-Employee Directors’ Equity Compensation and Deferral Plan (the “NED Plan.”) The number of restricted stock units to be received by each of Dr. Moyo and Dr. Austin shall be determined by multiplying $225,000 by a fraction, the numerator of which is the number of days remaining in the Annual Compensation Cycle (as defined in the NED Plan) beginning on the respective effective date of Dr. Moyo’s and Dr. Austin’s election to the Board and the denominator of which is the number of days in the Annual Compensation Cycle, and dividing that product by the closing Chevron common stock price on the effective date of the grant. Each of Dr. Moyo and Dr. Austin will also be entitled to receive the annual cash retainer for non-employee Directors, which will be prorated and paid in monthly installments of $12,500.
The press release announcing Dr. Moyo’s and Dr. Austin’s election to the Board is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
 (d) 99.1 Press Release issued August 9, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEVRON CORPORATION
Dated: August 9, 2016	By	/s/ Christine L. Cavallo
Christine L. Cavallo,
Assistant Secretary and Managing Counsel